ASSIGNMENT AGREEMENT

This Assignment Agreement (“Agreement”) is entered into by and between Geotec Thermal Generators, Inc., a Florida corporation (“Geotec” or the “Company”), White Knight Holdings, LLC, a Florida limited liability company (“White Knight”) and Deerfield Enterprises, Inc., a Florida corporation (“Enterprises”) and is effective as of the last date of execution set forth below. The aforementioned entities may be collectively referred to as the “Parties.”

WHEREAS, Geotec previously entered into a series of agreements including, but not limited to, a Custodial and Shareholder’s Agreement (the “Custodial Agreement”) as disclosed in that certain Form 8-K filed by Geotec with the United States Securities and Exchange Commission on February 28, 2005, which resulted in Geotec acquiring contract mineral rights from Deerfield Enterprises, Inc. (“Enterprises”) regarding an ownership interest in 700,000 tons of coal located on land having the address of 14221 East Arrow Road, Cuba, Illinois (the “Fiat” Site”); and

WHEREAS, third parties, Deerfield Capital Consultants, Inc. (“Deerfield Capital”), Consolidated Resources Group, Inc. (“Consolidated”) and Enterprises have defaulted on their respective agreements with Geotec, including the agreement by Deerfield Capital to broker and acquire a line of credit for Geotec and the agreement of Consolidated to repay the $400,000.00 loan it received from Geotec and to obtain all necessary permits from the State of Illinois (the “Permits”) to facilitate the processing and removal of coal from the Fiat Site; and

WHEREAS, neither Consolidated nor any person or entity acting on its behalf has ever obtained the Permits necessary to process and remove coal from the Fiat Site and the Parties acknowledge that it does not appear that Consolidated will be able to obtain the Permits in the foreseeable future; and

WHEREAS, Geotec has previously entered into other agreements that were dependent upon performance by Deerfield Capital, Consolidated and Enterprises including, but not limited to, the agreement of Enterprises to provide the aforementioned 700,000 tons of coal to Geotec and, with the respective failure of Deerfield Capital, Consolidated and Enterprises to perform as required and their resulting defaults, Geotec must make alternative arrangements to obtain coal and funding from other sources to facilitate satisfaction of its contractual obligations; and

WHEREAS, White Knight has access to quantities of coal in various locations throughout the continental United States and is willing to provide 700,000 tons of coal to Geotec in exchange for consideration mutually agreed upon between the Parties; and

WHEREAS, Enterprises is willing to assign to White Knight its contract rights to provide 700,000 tons of coal to Geotec and White Knight is willing to accept such assignment and provide the 700,000 tons of coal to Geotec; and

WHEREAS, Geotec desires to mitigate its damages resulting from the respective defaults of Deerfield Capital, Consolidated and Enterprises and is willing to accept 700,000 tons of coal from White Knight in order to satisfy its obligations; and

NOW THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.

The Parties acknowledge and agree that the recital paragraphs set forth above are true and accurate and are the predicate for each Party entering into this Agreement.

2.

Enterprises hereby irrevocably assigns to White Knight all of its contractual rights to provide and deliver 700,000 tons of coal (the “Coal”) to Geotec and Geotec acquiesces to the assignment made herein.  In light of Enterprises’ inability to perform its obligation to deliver coal to Geotec, Enterprises authorizes Geotec to cancel all shares of Geotec common stock previously issued to Enterprises (but not delivered) and that presently remain held in escrow.  Enterprises and Geotec acknowledge and agree that the assignment made herein and the cancellation of Enterprises’ shares of Geotec common stock constitutes sufficient consideration for Geotec’s waiver of claims against Enterprises for breach of the agreement to provide and deliver coal to Geotec.  Enterprises and Geotec further agree that pursuant to this Agreement, Geotec shall release all claims it may have to the 700,000 tons of coal Enterprises claims an interest in at the Fiat Site.

3.

In exchange for the agreement of White Knight to contract for future delivery of the Coal to Geotec, White Knight shall be issued 346,800,000 shares of restricted Geotec common stock. The number of shares being issued to White Knight is adjusted to reflect the difference in market price of the Geotec common stock from the date of its original agreement to issue shares of its common stock to Enterprises in exchange for coal.  The Parties acknowledge that as of the execution of this Agreement, Geotec does not have a sufficient number of shares authorized by its articles of incorporation to issue all of the shares identified in this paragraph, but agree that such shares shall be issued immediately upon amendment of the articles of incorporation.  Geotec agrees to take immediate steps to facilitate and cause its articles of incorporation to be amended to allow for issuance of the 346,800,000 shares identified above.

4.

With respect to the Custodial Agreement referenced above, Geotec and Enterprises ratify and reaffirm the stock lockup and escrow provisions, the allocation of Geotec common stock to Dr. Art Gottman, W. Richard Lueck and Bradley T. Ray and its other terms except for:

(a) such terms as would require issuance or allocation of any shares of Geotec common stock or preferred stock to Justin Wallace Herman, Obrian Norris, Oscar Sanchez, Cindy Estes, Michael Parkoff and Enterprises; and

(b) such terms that require Enterprises to deliver or contract for delivery of any coal to Geotec; and

(c) such terms that require Geotec to issue and/or deliver any Series A Preferred Stock to Enterprises; and

(d) such terms that would require Enterprises to invest any royalty interest funds into Geotec in exchange for capital stock of Geotec; and

(e) such terms that would enable, authorize, entitle or be construed to constitute a subscription for Justin Wallace Herman, Obrian Norris, Oscar Sanchez, Cindy Estes or Michael Parkoff to purchase any restricted securities or other capital stock directly from Geotec; and

(f)  any such term that would arguably provide any economic benefit, stock ownership, interest or contractual right or entitlement whatsoever to Justin Wallace Herman, Obrian Norris, Deerfield Capital, Consolidated, Kodiak Production, LLC and their respective officers, directors, shareholders and/or members.

Geotec and Enterprises specifically repudiate, reject, renounce and declare null and void for fraud, any claims by Justin Wallace Herman, Obrian Norris and/or any person or entity acting on their respective behalf or by operation of law to an interest in and/or ownership of the capital stock of Geotec through the Custodial Agreement referenced above or any other document or agreement. The intent of the Parties hereto is to continue to observe, among other things, the five-year lockup and escrow provisions of the Custodial Agreement, subject to the specific exceptions and exclusions set forth in this paragraph 4.

5.

Geotec agrees that notwithstanding this Agreement, Geotec shareholders, Dr. Art Gottmann, W. Richard Lueck and Bradley T. Ray shall retain all rights to their respective ownership of Geotec common stock as referenced in the Custodial Agreement. Furthermore, Geotec shareholders, Dr. Art Gottmann, W. Richard Lueck and Bradley T. Ray shall have the right and entitlement to receive the same number of shares of Geotec common stock (as adjusted herein) through their ownership of membership interests in White Knight as they respectively had through their ownership of shares of Enterprises common stock.  Accordingly, White Knight agrees that each of the aforementioned individuals identified in this paragraph shall also receive (upon execution of this Agreement) the same number of membership units of White Knight that corresponds with and is equal to the number of shares of common stock of Enterprises allocated and/or issued to them pursuant to the Custodial Agreement.

6.

The Parties agree to execute any and all additional documents and agreements that may be necessary to consummate assignment of the Coal Interests, including any and all forms required by applicable state and federal governmental agencies to facilitate transfer of ownership rights to the Coal and/or to process, remove or otherwise transport the Coal.

7.

The invalidity of any portion of this Agreement shall not affect the validity of any other provision.  In the event that any provision of this Agreement is held to be invalid, the Parties agree that the remaining provisions shall remain in full force and effect.

8.

This Agreement reflects the complete agreement between the Parties regarding the subject matter identified herein and shall supersede all other agreements, either oral or written, between the Parties regarding such subject matter. The Parties stipulate that neither of them, nor any person acting on their behalf has made any representation except as is specifically set forth in this Agreement and each of the Parties acknowledges that they have not relied upon any representation of any third party in executing this Agreement, but rather have relied exclusively on their own judgment in entering into this Agreement.

9.

This Agreement and all transactions contemplated by this Agreement shall be governed by, construed, and enforced in accordance with the Laws of the State of Florida without regard to any conflicts of laws, statutes, rules, regulations or ordinances.

10.

Notwithstanding the foregoing jurisdiction provision, the Parties agree that any and all controversies and disputes between them arising from this Agreement or regarding any other matter whatsoever shall be submitted to arbitration before the American Arbitration Association, utilizing its Commercial Rules.  Any arbitration action brought pursuant to this section shall be heard in West Palm Beach, Palm Beach County, Florida.

11.

This Agreement may be executed in counterparts, each of which shall be deemed an original for all intents and purposes.

12.

The Parties to this Agreement declare and represent that:

a.

They have read and understand this Agreement;

b.

They have been given the opportunity to consult with an attorney if they so desire;

c.

They intend to be legally bound by the promises set forth in this Agreement and enter into it freely, without duress or coercion;

d.

They have retained signed copies of this Agreement for their records; and

e.

The rights, responsibilities and duties of the Parties hereto, and the covenants and agreements contained herein, shall continue to bind the Parties and shall continue in full force and effect until each and every obligation of the Parties under this Agreement has been performed.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates set forth below.

GEOTEC THERMAL GENERATORS, INC.

Date:  October 4, 2006

/s/:  Stephen Chanslor

Stephen Chanslor, Chief Financial Officer

WHITE KNIGHT HOLDINGS, LLC

Date: October 4, 2006

/s/:  Bradley T. Ray

Bradley T. Ray, Managing Director

DEERFIELD ENTERPRISES, INC.

Date:  October 4, 2006

/s/:  Bradley T. Ray

Bradley T. Ray, President & CEO

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